Diguang International Announces Fourth Quarter and Full Year 2010 Results

SHENZHEN, China, March 31, 2011 -- Diguang International Development Co., Ltd. (OTC Bulletin Board: DGNG) (“Diguang” or the “Company”) today announced financial results for the fourth quarter and the year ended December 31, 2010.

Fourth Quarter Highlights

▪	Net revenue increased 13.4% year-over-year to $16.3 million

▪	Gross profit totaled $0.22 million, or 1.3% of sales, compared to gross profit of $1.6 million a year ago

▪	Net loss was $2.7 million, or $0.12 cents per diluted share, in 2010, compared to a loss of $2.9 million, or $0.13 per diluted share, in 2009

▪	In June 2010, Diguang featured its LED Displays and LED TVs at COMPUTEX2010 Taipei

▪	In October 2010, Diguang featured its LED lighting products at the Hong Kong International Lighting Fair

“Due to the various factors in the development of the LED TV business in the past, the Company did not perform as well as expected, ”said Mr. Yi Song, executive officer and chairman of the board of directors of the Company.  “Nowadays product competition has become more fierce, with labour costs going up continuously and we are seeing the same for some of the raw material prices. Furthermore, our production base for the development of the Company cannot be fully and effectively utilized, which will cause higher depreciation and finance costs. Although the Company still endeavors to reduce general and administrative expenses by strengthening management control and increasing future income streams by increasing sales, we cannot be sure that there would be obvious improvement to profit this year. Of course, we will make our utmost efforts to reduce losses,” added Mr. Song.

Highlights for the Three Months Ended December 31, 2010

Net revenue totaled approximately $16.3 million for the three months ended December 31, 2010, a significant increase of 13.4%, compared to $14.4million for the three months ended December 31, 2009. The fourth quarter of 2010 represents the second consecutive quarter of expanded sales for the Company’s traditional CCFL products and newly developed large size LED backlights and LED monitors, which benefited from the economic recovery in 2010.

Gross profit for the fourth quarter of 2010 totaled $0.22 million, or 1.3% of net sales, compared with gross profit of $1.6 million for the same period of 2009.

Operating expenses totaled approximately $3.0 million for the fourth quarter of 2010, down 28.5% from $4.2 million in the fourth quarter of 2009. As a percentage of net revenue, fourth quarter 2010 total operating expenses amounted to 18.3%, compared to fourth quarter 2009 operating expenses at 29.1% of net revenue. The descrease of net operating expense was mainly due to a decrease in R&D expenses, the company reduced research and development activities after new developed products were put into production.

The Company's net loss attributable to common shares during the three months ended December 31, 2010 was $2.7 million, down from net loss attributable to common shares of $2.9 million for the three months ended December 31, 2009. The loss per basic and diluted share was $0.12 for the three months ended December 31, 2010, compared with the loss per basic and diluted share of $0.13 for the three months ended December 31, 2009.

Fiscal Year 2010 Results

Total revenue for 2010 was approximately $64.9 million, up 47.31% from $44.1 million in fiscal year 2009. Gross profit for 2010 was $5.0 million, up 40.0% from a gross profit of $3.6 million a year ago. Gross margin was 7.7% for 2010, down from 8.1% for 2009. The Company recorded an operating loss of $3.6 million, compared with an operating loss of $7.0 million in 2009. Net loss attributable to common shares for 2010 was $4.0 million, compared with net loss attributable to common shares of $7.2 million in 2009. Basic and diluted loss per share were $0.18 for 2010 compared to $0.33 in 2009.

Financial Condition

As of December 31, 2010, Diguang had $6.6 million in cash and cash equivalents, $3.1 million in restricted cash and an approximate $1.8 million working capital deficit. As of December 31, 2010, shareholders' equity was $13.7 million.

Business Outlook
Diguang continues to anticipate demand in its LED backlight, LED TV and general lighting product segments. According to the DisplayBank’s projections, the Global LED market will reach $14 billion in 2013, reflecting a five-year compound annual growth rate 18.7%. The Company expects to be able to sell more large-size LED backlight and large-size LED TV sets in 2011 by working with its main customers.

The display backlight market is highly competitive. Taking into consideration factors such as geographic market, product mix and customer base, the Company’s main competitors are as follow: Shian Yih Electronics Ind. Co. Ltd. (Taiwan), Wai Chi Electronics Ltd. (Hong Kong), Radiant Opto-Electronics Corporation (Taiwan) and K-Bridge Electronics Co. Ltd. (Taiwan) etc. Even though these competitors are based outside China, each has significant manufacturing operations in China. Competitive advantages in these markets derive from a favorable combination of price, quality and customer service. With increased labor inflation in China, the Company’s comparative advantage of lower costs comparing to other Asian countries will gradually diminish.

The Company estimates fiscal 2011 revenue to be in the range of $40 million to $50 million.

Sales to the Company’s largest customer generated 17.28% of our revenue for 2010 compared with 11.18% in 2009. Sales to the Company’s three largest customers accounted for 17.28%, 11.19%, and 9.84% of total revenue in 2010 and 11.18%, 7.86% and 6.62% in 2009.

Mr. Song noted, “In 2011, Diguang will seek to diversify its customer base by expanding its international sales efforts. The Company also expects to introduce new backlight technologies for a variety of applications that it hopes will help expand and diversify its customer base. Meanwhile, we will strengthen the development of new products, such as backlights for flat panel televisions. Diguang will attempt to finish construction of its new manufacturing facility in the Guangming District of Shenzhen City if further financing can be raised, and hopes to commence production at the new facility during the second quarter of 2011.”

About Diguang International Development Co., Ltd.

Through its subsidiaries, Diguang develops and produces CCFL and LED backlights for a wide range of TFT-LCD products. A backlight is the typical light source of a liquid crystal display (LCD), with applications spanning televisions, computer monitors, cellular phones, digital cameras, DVDs and other home appliances. Leveraging its LED expertise, the Company also creates and markets energy-saving technologies and solutions for rapidly growing markets such as LED backlight monitors and LED general lighting.

For more information, contact Harvey Li
Diguang International Development Co., Ltd.
Email: Lijunjiang@diguang.com
Tel: +86-755-2655-3152 Ext 8888
or go to Diguang's website at http://www.diguangintl.com.

Safe Harbor Statements

This press release contains forward-looking statements made under the "safe harbor" provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward looking statements are based upon the current plans, estimates and projections of Diguang's management and are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements. Therefore, you should not place undue reliance on these forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: business conditions in China, weather and natural disasters, changing interpretations of generally accepted accounting principles; outcomes of government reviews; inquiries and investigations and related litigation; continued compliance with government regulations; legislation or regulatory environments, requirements or changes adversely affecting the businesses in which Diguang is engaged; fluctuations in customer demand; management of rapid growth; intensity of competition from other providers of backlights; timing approval and market acceptance of new product introductions; general economic conditions; geopolitical events and regulatory changes, as well as other relevant risks, including but not limited to risks outlined in the Company's periodic filings with the U.S. Securities and Exchange Commission. Diguang does not assume any obligation to update the information contained in this press release.

(financial tables follow)

DIGUANG INTERNATIONAL DEVELOPMENT CO., LTD.
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2010
(In US Dollars)
DIGUANG INTERNATIONAL DEVELOPMENT CO., LTD.
CONSOLIDATED BALANCE SHEETS
(In US Dollars)

	Years Ended		Three months ended
	December 31,		December 31,
	2009	2010	2009	2010

Revenues:
Revenues, net	44,075,249	64,927,086	14,415,893	16,349,314
Cost of sales	40,523,868	59,951,418	12,824,018	16,128,951

Gross profit	3,551,381	4,975,668	1,591,875	220,363

Selling expense	2,336,476	2,848,398	683,374	811,913
Research and development costs	3,049,703	1,437,601	1,563,326	712,531
General and administrative expenses	4,411,902	4,282,657	1,226,559	1,452,454
Loss on disposing assets	30,489	11,540	2	753
Impairment loss	720,698	0	720,698	0

Income from operations	(6,997,887)	(3,604,528)	(2,602,084)	(2,757,288)

Interest income (expense), net	(367,128)	(801,083)	(81,369)	(215,971)
Investment income (loss)	800	0	0	0
Other income/(Expense)	160,459	212,237	(37,478)	128,547
Exchange income(loss)			0	0
Non-operating income (expense), net			0	0
Income before income taxes	(7,203,756)	(4,193,374)	(2,720,931)	(2,844,712)

Income tax provision	42,351	41,213	11,424	12,185

Net income	(7,246,107)	(4,234,587)	(2,732,355)	(2,856,897)

Net income (loss) attributable to non-controlling interest	(45,682)	(188,293)	202,927	(115,723)
Net income (loss) attributable to common shares	(7,200,425)	(4,046,294)	(2,935,282)	(2,741,174)

Weighted average common shares outstanding – basic	22,072,000	22,072,000	22,072,000	22,072,000
Earnings per share – basic	(0.33)	(0.18)	(0.13)	(0.12)
Weighted average common shares outstanding – diluted	22,072,000	22,072,000	22,072,000	22,072,000
Earning per shares – diluted	(0.33)	(0.18)	(0.13)	(0.12)

	December 31,	December 31,
	2009	2010

ASSETS
Current assets:
Cash and cash equivalents	6,190,513	6,563,211
Restrict cash	4,341,112	3,141,546
Short term deposits	-	-
Accounts receivable, net of allowance for doubtful accounts	13,972,086	14,139,582
Trade receivable from a related party	-	-
Inventories	7,439,287	11,399,202
Other receivables	465,013	752,663
VAT recoverable	82,497	181,736
Advance to suppliers	900,328	1,502,805
Amount due from related parties	-	-
Deferred tax asset	-	-
Total current assets	33,390,836	37,680,745

Investment	-	-
Property and equipment, net	17,736,766	17,503,777
Construction in progress	132,079	8,085,261
Intangible assets	-	-
Other long term assets	439,502	363,636
Deferred offering expense	-
Total assets	51,699,183	63,633,419

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Bank loans	10,213,683	9,375,777
Accounts payable	15,446,721	25,264,404
Amount due to related parties		0
Advance from customers	325,165	647,547
Accruals and other payables	2,510,206	2,549,137
Accrued payroll and related expense	712,206	945,196
Dividend payable	0
Income tax payable	394,989	539,805
Amount due to shareholders-current	943,378	130,655
Amount due to related parties	0	0
Total current liabilities	30,546,348	39,452,521

Long term Loan	0	7,437,878
Long term payable	952,255	697,917
Due to related parties	0	0
Total non-current liabilities	952,255	8,135,795

Total liabilities	31,498,603	47,588,316

MI	2,473,762	2,364,772
Shareholders’ equity:
Common stock, par value $0.001 per share, 50 million shares authorized, 18,250,000 shares and 22,593,000 issued and outstanding	22,593	22,593
Treasury stock	-674,455	-674,455
Additional paid-in capital	20,881,635	20,926,509
Appropriated earnings	802,408	802,408
Retained earnings（Accumulated deficit）	-7,644,254	-11,690,548
Translation adjustment	4,338,891	4,293,824
Minority interest
Total stockholders’ equity	17,726,818	13,680,331
Total liabilities and stockholders' equity	51,699,183	63,633,419

DIGUANG INTERNATIONAL DEVELOPMENT CO., LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
Increase (Decrease) in Cash and Cash Equivalents
(In US Dollars)

	Years Ended
	December 31,
	2009	2010
Cash flows from operating activities:
Net income	$(7,200,425)	$(4,046,294)
MI	(45,682)	(188,293)
Adjustments to reconcile net income to net cash provided by operating activities:	0
Depreciation	1,601,616	1,554,035
Bad debts allowance	869,079	(109,002)
Inventory provision	1,749,523	459,063
Loss on disposing assets	30,489	11,540
Amortization of deferred stock compensation	281,175	44,874
Income from advanced research fund	720,698	(518,926)
defferred tax asset	28,485	0

Changes in operating assets and liabilities:
Accounts receivable	(4,898,836)	321,518
Inventory	(1,903,493)	(4,132,009)
Other receivables	70,470	(275,413)
VAT recoverables	30,347	(96,415)
Deposits, prepayment and other assets	(298,422)	(576,943)
Accounts payable	(196,458)	5,544,106
Accruals and other payable	258,294	232,085
Advance from customers	(236,042)	317,608
Accrued interest payable to related parties	64,629	0
Taxes payable	(6,268)	131,296

Net cash provided by operating activities	(9,080,821)	(1,327,170)

Cash flows from investing activities:
Purchase of fixed assets	(160,094)	(4,775,722)
Cash paid for acquisition of entities	(109,670)	0
Desposal of fixed assets	29,154	11,364

Net cash used in investing activities	(240,610)	(4,764,358)

Cash flows from financing activities:
Due to related parties	(691,273)	(852,731)
Prepaid deposit for long-term credit facilities	(439,502)	0
Repayments for short-term loan import financing		213,062
Proceeds from import financing loans	5,813,568	(1,356,660)
Proceeds from long-term loan facilities		7,437,878
Restricted cash pledged for import financing loans	(4,341,112)	1,302,178
Research funding advanced	307,731	241,491

Net cash provided by (used in) financing activities	649,412	6,985,218

Effect of changes in foreign exchange rates	(161,831)	(520,992)

Net increase (decrease) in cash and cash equivalents	(8,833,850)	372,698

Cash and cash equivalents, beginning of the period	15,024,363	6,190,513

Cash and cash equivalents, end of the period	$6,190,513	$6,563,211